Exhibit 99-1

Energy East Corporation Announces 2003 Financial Results

FOR IMMEDIATE RELEASE

Albany, NY, and Portland, ME, January 30, 2004, Energy East Corporation [NYSE:EAS] today announced the following financial results.

Basic earnings per share for the 12 months ended December 31, 2003, were $1.45, while earnings from continuing operations for the same period were $1.43. Basic earnings per share for the quarter ended December 31, 2003, were 37 cents, while earnings from continuing operations for the same period were 32 cents per share. Discontinued operations reflect the results of two businesses, Griffith Oil and Berkshire Propane, that were sold in the fourth quarter of 2003 as part of Energy East's effort to focus on its regulated electric and natural gas delivery businesses.

Earnings per share for 2003 fell short of the company's earnings guidance of $1.55 to $1.70 as a result of several issues. First, earnings were reduced 8 cents per share as a result of a March 2003 rate order for Rochester Gas and Electric Corporation (RG&E) by the New York State Public Service Commission (NYPSC), which RG&E has appealed to the courts, that reduced the electric revenue requirement and did not permit RG&E to earn a return on its actual equity capital. Earnings were further reduced 9 cents per share due to a loss on the redemption, with available cash, of the company's outstanding Putable Asset Term Securities to lower future interest expense. Finally, the company incurred restructuring costs of 2 cents per share related to centralizing its back office operations to produce merger related savings.

Earnings per share from continuing operations for the 12 months ended December 31, 2003, were down 2 cents compared to earnings of $1.45 for the 12 months ended December 31, 2002. Items contributing to the differences in earnings for the 12-month period include: non-cash pension income that declined in 2003 reducing earnings 15 cents per share, and an electric rate reduction of $205 million ordered by the NYPSC for New York State Electric & Gas Corporation (NYSEG). This rate reduction, which became effective March 1, 2002, reduced 2003 earnings 11 cents per share. Other items that reduced earnings include: 4 cents per share for lower transmission revenue, 3 cents per share for higher purchased energy costs and 2 cents per share for losses on retirement of debt. 2003 earnings were also reduced by 9 cents per share as a result of a higher effective tax rate due to changes in estimates of income tax accruals in 2002 and 2003. Those decreases were offset by 8 cents per share for higher electric and gas deliveries (primarily residential and commercial) due in part to colder winter weather in the first quarter of 2003 partially offset by unfavorable weather in the third and fourth quarters of 2003, and 8 cents per share due to cost controls, including lower interest expense. The change in earnings also reflects the negative effect in 2002 of a 19 cent per share restructuring charge and 6 cents per share as a result of the writeoff of the company's investment in NEON Communications. The financial results for RGS Energy are included in the company's results beginning July 1, 2002.

Earnings per share for the quarter ended December 31, 2003, were the same as last year's fourth quarter earnings of 37 cents per share. Earnings from continuing operations for the quarter ended December 31, 2003, decreased 4 cents from the 36 cents per share for the quarter ended December 31, 2002.

The 4 cent decrease in 2003 is primarily the result of 9 cents per share for the loss incurred on the retirement of debt; 4 cents per share for the decline in non-cash pension income and 4 cents per share for lower gas deliveries due to warmer weather in the fourth quarter of 2003. These declines were offset by 4 cents per share due to lower operating costs in 2003. Earnings in the fourth quarter of 2002 were 6 cents per share higher due to the recovery of purchased gas costs resulting from NYSEG's natural gas supply charge that went into effect October 1, 2002 and 5 cents per share higher as a result of various tax adjustments. Fourth quarter earnings for 2002 also included a 19 cent per share restructuring charge, primarily for employee separation and severance.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Energy East's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of the risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Forward looking statements" in Energy East's Annual report on Form 10-K for the year ended December 31, 2002.

Preliminary Consolidated Statements of Income and Energy Delivery Statistics are presented on the following pages.

Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers (1.8 million electricity and 900,000 natural gas customers) throughout upstate New York and New England.
Contact:	Scott Martin
Manager, Investor Relations
(207) 688-4336

Energy East Corporation
Consolidated Statements of Income
	Three Months		Twelve Months

Periods Ended December 31	2003	2002	2003	2002

(Thousands, except per share amounts)
Operating Revenues
Sales and services	$1,211,164	$1,158,621	$4,608,665	$3,836,469
Operating Expenses
Electricity purchased and fuel used in generation	336,025	314,944	1,343,745	1,276,087
Natural gas purchased	283,546	224,378	1,002,984	603,258
Other operating expenses	206,365	227,233	828,749	691,987
Maintenance	75,980	52,184	204,326	160,230
Depreciation and amortization	75,979	73,988	301,263	242,111
Other taxes	65,023	72,400	270,250	229,434
Restructuring expenses	-	40,567	-	40,567

Total Operating Expenses	1,042,918	1,005,694	3,951,317	3,243,674

Operating Income	168,246	152,927	657,348	592,795
Writedown of Investment	-	-	-	12,209
Other (Income)	(11,612)	(3,957)	(22,073)	(26,496)
Other Deductions	29,059	3,621	33,302	29,307
Interest Charges, Net	72,753	76,600	299,033	256,292
Preferred Stock Dividends of Subsidiaries	851	8,575	4,778	32,129

Income from Continuing Operations Before Income Taxes	77,195	68,088	342,308	289,354
Income Taxes	31,252	16,396	134,921	98,838

Income From Continuing Operations	45,943	51,692	207,387	190,516

Discontinued Operations
(Loss) income from businesses sold (including loss on disposal in 2003 $13,360)	(828)	4,537	(9,953)	(2,227)
Income taxes (benefits)	(8,130)	2,261	(13,012)	(314)

Gain (Loss) From Discontinued Operations	7,302	2,276	3,059	(1,913)

Net Income	$53,245	$53,968	$210,446	$188,603

Earnings Per Share From Continuing Operations, basic	$.32	$.36	$1.43	$1.45

Earnings Per Share From Continuing Operations, diluted	$.31	$.36	$1.42	$1.45

Total Earnings Per Share, basic	$.37	$.37	$1.45	$1.44

Total Earnings Per Share, diluted	$.36	$.37	$1.44	$1.44

Dividends Paid Per Share	$.25	$.24	$1.00	$.96

Average Common Shares Outstanding, basic	145,936	144,849	145,535	131,117

Average Common Shares Outstanding, diluted	146,150	144,849	145,730	131,117

Energy Delivery Statistics - (Unaudited)
	Three Months		Twelve Months

Periods Ended December 31	2003	2002	2003	2002

Electricity (thousands of megawatt-hours)
Residential	2,849	2,842	11,676	10,226
Commercial	2,252	2,256	9,266	8,019
Industrial	1,849	1,856	7,412	6,694
Other	570	570	2,239	1,930

Total retail	7,520	7,524	30,593	26,869
Wholesale	1,878	1,390	5,734	5,330

Total	9,398	8,914	36,327	32,199

Natural Gas (thousands of dekatherms)
Residential	24,321	25,956	85,401	62,748
Commercial	7,652	7,390	25,938	21,190
Industrial	982	1,060	3,458	2,934
Other	3,257	4,638	11,301	14,507
Transportation of customer-owned gas	21,739	26,497	86,647	80,480

Total retail	57,951	65,541	212,745	181,859
Wholesale	729	1,712	5,360	7,074

Total	58,680	67,253	218,105	188,933